VIKING MUTUAL FUNDS

ADMINISTRATIVE and ACCOUNTING SERVICES AGREEMENT

Agreement dated as of the 31st day of July 2009 by and between Viking Mutual Funds (the "Fund"), a Delaware statutory trust and Integrity Fund Services, Inc. ("IFS"), a North Dakota corporation.

In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

1.

The Fund hereby appoints IFS to provide administrative and accounting services for the benefit of the Fund and its shareholders. Such services may include, but are not limited to, bond interest and amortization accruals, daily fee accruals, security valuation, calculation of daily net asset value, calculation of a daily dividend rate, and preparation of semi-annual and annual reports.

IFS accepts such appointment and agrees during such period to render such services and to assume the obligations herein set forth for the compensation herein provided. IFS shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. IFS, by separate agreement with the Fund, may also service the Fund in other capacities. In carrying out its duties and responsibilities hereunder, IFS may contract with various firms to provide certain of the administrative and accounting services described herein. Such firms shall at all times be deemed to be independent contractors retained by IFS and not the Fund. IFS and not the Fund will be responsible for the payment of compensation to such firms for such services.

2.	For the services rendered by IFS and described in Section 1, each Fund will pay to IFS the fees set forth in Schedule A attached hereto.

For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during such month and year, respectively. The services of IFS to the Fund under this Agreement are not to be deemed exclusive, and IFS shall be free to render similar services or other services to others.

3.	The Fund shall assume and pay all charges and expenses of its operations not specifically assumed or otherwise to be provided by IFS under this Agreement.

4.

This Agreement may be terminated at any time without the payment of any penalty by the Fund or by IFS on sixty (60) days written notice to the other party. Termination of this Agreement shall not affect the right of IFS to receive payments on any unpaid balance of the compensation described in Section 2 hereof earned prior to such termination. This Agreement may not be amended to increase the amount to be paid to IFS for services hereunder without the vote of the Board of Trustees of the Fund. All material amendments to this Agreement must in any event be approved by vote of the Board of Trustees of the Fund.

5.	If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

6.

Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

7.

All parties hereto are expressly put on notice of the Fund's Agreement and Declaration of Trust and all amendments thereto, all of which are on file with the Delaware Secretary of State, and the limitation of the shareholder and trustee liability contained therein. This Agreement has been executed by and on behalf of the Fund by its representatives as such representatives and not individually, and the obligations of the Fund hereunder are not binding upon any of the trustees, officers or shareholders of the Fund individually but are binding upon only the assets and property of the Fund.

8.

This Agreement shall be construed in accordance with applicable federal law and (except as to Section 7 hereof which shall be construed in accordance with the laws of The State of Delaware) the laws of the State of North Dakota.

IN WITNESS WHEREOF, the Fund and IFS have caused this Agreement to be executed as of the day and year first above written.

VIKING MUTUAL FUNDS

By:
Shannon D. Radke—President

	Date:	July 31, 2009

INTEGRITY FUND SERVICES, INC.

By:
Laura K. Anderson—President

Dated as of July 31, 2009

VIKING MUTUAL FUNDS

ADMINISTRATIVE and ACCOUNTING SERVICES AGREEMENT
Schedule A
Fees and Charges

(a)	ACCOUNTING SERVICE FEE (for all Viking Mutual Funds):

For the accounting services rendered by IFS, each Fund will pay to IFS at the end of each calendar month an accounting services fee equal to the sum of (i) $2,000 per month and (ii) 0.05% of the Fund's average daily net assets on an annual basis for the Fund's first $50 million of average daily net assets, 0.04% of the Fund's average daily net assets on an annual basis for the Fund's next $50 million of average daily net assets, 0.03% of the Fund's average daily net assets on an annual basis for the Fund's next $100 million of average daily net assets, 0.02% of the Fund's average daily net assets on an annual basis for the Fund's next $300 million of average daily net assets, and 0.01% of the Fund's average daily net assets on an annual basis for the Fund's average daily net assets in excess of $500 million, together with reimbursement of out-of-pocket expenses. An additional accounting services fee of $500 per month will be charged by IFS for each additional share class.

(b)	ADMINISTRATIVE SERVICE FEE:

For all Viking equity funds:

For the services rendered by IFS in its capacity as administrator, each Fund will pay to IFS a monthly administrative services fee of 0.150% of the Fund's average daily net assets on an annual basis for the Fund's first $50 million of average daily net assets, 0.125% of the Fund's average daily net assets on an annual basis for the Fund's next $50 million of average daily net assets, 0.100% of the Fund's average daily net assets on an annual basis for the Fund's next $100 million of average daily net assets, 0.075% of the Fund's average daily net assets on an annual basis for the Fund's next $300 million of average daily net assets, and 0.050% of the Fund's average daily net assets on an annual basis for the Fund's average daily net assets in excess of $500 million, together with reimbursement of out-of-pocket expenses. Each Fund will pay to IFS at the end of each calendar month a minimum administrative services fee of $2,000 per month and an additional fee of $500 per month will be charged by IFS for each additional share class.

For all Viking municipal bond funds:

For the services rendered by IFS in its capacity as administrator, the Fund will pay IFS at the end of each calendar month an administrative services fee of 0.125% of the Fund's average daily net assets on an annual basis for the Fund's first $50 million of average daily net assets, 0.100% of the Fund's average daily net assets on an annual basis for the Fund's next $50 million of average daily net assets, 0.075% of the Fund's average daily net assets on an annual basis for the Fund's next $100 million of average daily net assets, 0.050% of the Fund's average daily net assets on an annual basis for the Fund's next $300 million of average daily net assets, and 0.025% of the Fund's average daily net assets on an annual basis for the Fund's average daily net assets in excess of $500 million, together with reimbursement of out-of-pocket expenses. The Fund will pay to IFS at the end of each calendar month a minimum administrative services fee of $2,000 per month and an additional fee of $500 per month will be charged by IFS for each additional share class.

The net asset value for each share of the Fund shall be calculated in accordance with the provisions of the Fund's current prospectus. On each day when net asset value is not calculated, the net asset value of a share of the Fund shall be deemed to be the net asset value of such a share as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computation.

VIKING MUTUAL FUNDS

ADMINISTRATIVE and ACCOUNTING SERVICES AGREEMENT ADDENDUM

ADDENDUM, effective commencing on January 28, 2010 between Integrity Fund Services, LLC ("Fund Services") and Viking Mutual Funds (each a "Fund" or collectively, the "Funds").

In consideration of written action taken by the Board of Trustees of the Fund, the Administrative and Accounting Services Agreement between the Fund and Fund Services is hereby amended to delete the obligation of the Fund and its series to pay a minimum administration services fee of $2,000 per month, as currently set forth in Schedule A.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of January 28, 2010.

VIKING MUTUAL FUNDS

By: ___________________________________

President

INTEGRITY FUND SERVICES, LLC

By: ___________________________________

President